Exhibit 99.2

July 19, 2006

For Immediate Release

PLIANT EXITS CHAPTER 11

SCHAUMBURG, IL — Pliant Corporation announced that it has completed its previously announced financial restructuring and has exited Chapter 11 Bankruptcy protection.  The company’s financial restructuring plan was confirmed by the U.S. Bankruptcy Court for the District of Delaware on June 23, 2006, subject to several closing conditions.  These conditions have all been satisfied, including the following:

•                  Closing of a new $200MM senior secured revolving credit facility with Merrill Lynch Commercial Finance Corp.  This facility replaces Pliant’s existing pre-petition revolver and debtor-in-possession (DIP) credit facilities.

•                  Completion of a transaction to reincorporate the company in Delaware.

Pliant filed a voluntary petition for Chapter 11 protection on January 3, 2006 to implement a pre-negotiated restructuring of its balance sheet.  The financial restructuring significantly increases Pliant’s free cash flow, reduces debt and interest expense, and eliminates all existing mandatory redeemable preferred equity through an exchange with holders of the company’s 13% Senior Subordinated Notes, Series A and Series B Preferred stock, and Common stock.  A key provision of Pliant’s Plan of Reorganization provides for payment of all outstanding pre-petition trade vendor claims.

Additionally, the Company’s 1st Lien and 2nd Lien Senior Secured Notes have been reinstated in accordance with their terms, the interest rate on the 1st Lien Senior Secured Notes has been increased by 0.225% per annum, and holders of the 2nd Lien Senior Secured notes will be entitled to receive payment of accrued but unpaid interest through March 1, 2006 (including interest on interest through July 25, 2006) and a cash consent fee.  The record date for such payments to holders of 2nd Lien Senior Secured notes is July 24, 2006.

Pliant will now continue its normal business outside the confines of the U.S. Bankruptcy Code.  The company is able to commence making payments and distributions to creditors with validated claims under the terms of the confirmed Plan.

Harold Bevis, President and CEO said, “Today marks a successful completion of an important process.  I am pleased we have now accomplished our objective of improving Pliant’s balance sheet and cash flow, to enable us to continue executing our business plan and investing in our business on a sustained basis.  From the start, our goal has been to get in-and-out of Chapter 11 as quickly as possible, to minimize the cost of the process and the impact on our company.  I am proud to say that throughout the process, Pliant was able to continue its operations on an uninterrupted basis, and never needed to use the $70 million DIP credit facility.  We are all excited about Pliant’s future, and look forward to continue providing our customers with value-added products, superior service, and leading-edge innovation programs.  Thank you to all of our loyal employees, vendors, and customers for supporting the company during this time period.  We believe Pliant’s future has never been brighter.”

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  All information set forth in this news release, except historical and factual information, represents forward-looking statements.  This includes all statements about the company’s plans, beliefs, estimates, and expectations.  Actual results may differ from these forward-looking statements due to numerous factors beyond our control.  Those factors include, but are not limited to, our ability to successfully execute our business plan, as well as other factors discussed in more detail in our Annual Report on Form 10-K for 2005 and in subsequent filings with the Securities and Exchange Commission.  Any forward-looking statements should be considered in light of these factors.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial, and agricultural markets.  The company operates 23 manufacturing and research and development facilities around the world and employs approximately 2,940 people.

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Contact:
Steve Auburn
Vice President and General Counsel
steve.auburn@pliantcorp.com
847-969-3319